EXHIBIT 10.34
                                                                  -------------


                               September 19, 2000

Heartsoft, Inc.
Benjamin Shell
3101 North Hemlock Cr.
Broken Arrow, OK 74012
918-362-3600
918-251-4018


Dear Benjamin,

Thank you for your request to use the Yahooligans screen shot and logo on your software program called Internet Safari. Yahoo! Grants you, Benjamin Shell, the right to use the Yahooligans screen shot and logo under the following terms. Your use constitutes your consent to these terms.

GRANT. Yahoo! Grants you a non-exclusive license to use the Yahooligans screen shot and logo identified in the related Permissions Approval that you have received. Yahoo! retains all of its ownership interest in such Screen Shots, including but not limited to all rights recognized by trademark and copyright law.

SCOPE. This license only extends to the publication described in the Permissions Approval and to any future editions, foreign language translations or non-profit editions for use by the disabled. It does not extend to promotional literature in print, electronic or other form. The license in non-transferable and non-assignable.

NOTICE. The following notice must appear adjacent to the depiction of the Screen
Shots:

Reproduced with permission of Yahoo! Inc. Copyright 2000 by Yahoo! Inc. YAHOO! YAHOO! logo are trademarks of Yahoo! Inc.

MODIFICATION. You may not modify the content or format of the Screen Shots, except that you shall remove any content from third parties (e.g. advertising banners, news stories, stock quotes, maps) for which you have not obtained appropriate permission. You also may resize the Screen Shots to accommodate publication.

TERMINATION. Yahoo! May terminate this license at any time. Upon termination you must agree to exclude the Screen Shots from all future editions of any approved publication.

DISCLAIMER OF WARRANTIES. You use the Screen Shots at your own risk. Yahoo! reserves the right to change the appearance of the Yahoo! home page and search results page at any time without notice. To the full extent permissible under the applicable law, YAHOO! EXPRESSLY DISCLAIMS ALL WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE.

INDEMNIFICATION. You agree to indemnify and hold Yahoo! and its parents, subsidiaries, affiliates, officers and employees harmless from any claim or demand, including reasonable attorneys' fees, made by any third party due to, or arising out of, your use of the Screen Shots.

THIRD PARTY RIGHTS. To the full extent permissible under the applicable law, YAHOO! SHALL NOT BE LIABLE FOR ANY DIRECT, INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM YOUR USE OF THE SCREEN SHOTS. Yahoo! only provides permission to use Yahoo! branded features, content or other materials solely owned by Yahoo!. If any third party content is included in the Screen Shots (e.g. logos, advertising banners, news stories, stock quotes, maps), then you are responsible and must obtain appropriate permission from that third party in order to use their content, or you shall remove their content from the Screen Shots.

FORUM. The laws of the State of California shall govern the license. You agree to submit to the personal and exclusive jurisdiction of any appropriate court located within the State of California.

ENTIRE AGREEMENT. This letter constitutes the entire and final agreement between you and Yahoo!, notwithstanding any other representations that may have been made by either party. This agreement may only be modified by a writing signed by both parties.

Thank you for using Yahoo!.



Sincerely,


/s/ Jami Heldt
Jami Heldt
Permissions Coordinator